As filed with the Securities and Exchange Commission on July 17, 2023

Registration Statement No. 333-264428

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-264428

UNDER THE SECURITIES ACT OF 1933

QUALTEK SERVICES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-3584928 (I.R.S. Employer Identification No.)

475 Sentry Parkway E, Suite 200 Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

QualTek Services Inc. 2022 Long-Term Incentive Plan
QualTek Services Inc. 2022 Employee Stock Purchase Plan
 (Full title of the plan)

Christopher S. Hisey
Chief Executive Officer
QualTek Services Inc.
475 Sentry Parkway E, Suite 200
Blue Bell, PA 19422
 (Name and address of agent for service)

(484) 804-4585
 (Telephone number, including area code, of agent for service)

Copies to:
 Timothy Cruickshank
Zoey Hitzert
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY
Phone: (212) 446-4800
Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by QualTek Services Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-264428), filed by the Company with the Securities and Exchange Commission on April 21, 2022, pertaining to the registration of 7,472,201 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), in connection with the Company’s 2022 Long-Term Incentive Plan, and 1,195,552 shares of Class A Common Stock in connection with the Company’s 2022 Employee Stock Purchase Plan (the “Registration Statement”).

On July 14, 2023, the Company emerged from bankruptcy, pursuant to that certain Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications), approved and confirmed by the United States Bankruptcy Court for the Southern District of Texas on June 30, 2023. As a result of the emergence, all offers and sales of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on July 17, 2023.

QUALTEK SERVICES INC.

By:	/s/ Christopher S. Hisey
Name: Christopher S. Hisey
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.